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                                                                    EXHIBIT 11.1
                           WINK COMMUNICATIONS, INC.

           COMPUTATION OF HISTORICAL AND PRO FORMA NET LOSS PER SHARE

                                                                                   PRO FORMA(2)
                                           HISTORICAL(1)                     -------------------------
                          ------------------------------------------------                  SIX MONTHS
                                                            SIX MONTHS        YEAR ENDED      ENDED
                            YEAR ENDED DECEMBER 31,       ENDED JUNE 30,     DECEMBER 31,    JUNE 30,
                          ----------------------------   -----------------   ------------   ----------
                           1996      1997       1998      1998      1999         1998          1999
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net loss................  $(5,884)  $(9,166)  $(14,036)   (5,777)  $(9,201)    $14,036       $(9,201)
                          =======   =======   ========   =======   =======     =======       =======
Weighted average common
  shares outstanding....    8,128     9,269     10,072     9,948    10,656      10,072        10,656
Unvested portion of
  weighted average
  shares subject to
  repurchase rights.....   (1,696)   (1,932)    (1,118)   (1,253)     (691)     (1,118)         (691)
Assumed conversion of
  Preferred Stock into
  Common Stock on
  January 1, 1999, or at
  date of original
  issuance, if later....       --        --         --        --        --       6,244         7,867
Weighted average common
  equivalent shares
  outstanding(3)........       --        --         --        --        --          --            --
                          -------   -------   --------   -------   -------     -------       -------
Weighted average common
  and common equivalent
  shares outstanding....    6,432     7,337      8,954     8,695     9,965      15,198        17,832
                          =======   =======   ========   =======   =======     =======       =======
Basic and diluted net
  loss per share........  $ (0.91)  $ (1.25)  $  (1.57)  $ (0.66)  $ (0.92)    $ (0.92)      $ (0.52)
                          =======   =======   ========   =======   =======     =======       =======

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(1) See computation of historical net loss per share in Note 1 to the
    Consolidated Financial Statements.

(2) See computation of pro forma net loss per share in Note 1 to the Consolidated Financial Statements.

(3) Due to the Company's net losses, inclusion of common equivalents shares in the Computation of diluted net loss per share would be antidilutive.